Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (including any amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Inseego Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 7, 2020

/s/ Timothy Maguire
TIMOTHY MAGUIRE
Individually and as attorney-in-fact for Christopher J. Maguire and Megan Maguire Nicoletti

TIMOTHY MAGUIRE FOUNDATION

By:	/s/ Timothy Maguire
	Name:	Timothy Maguire
	Title:	President

THE TIMOTHY J. AND JULIA MAGUIRE 2020 FAMILY TRUST

By:	/s/ Timothy Maguire
	Name:	Timothy Maguire
	Title:	Trustee

THE 2020 TIMOTHY J. MAGUIRE INVESTMENT TRUST

By:	/s/ Timothy Maguire
As attorney-in-fact for Christopher J. Maguire, member of the Investment Committee